Exhibit 99.1

      Perma-Fix Announces Restructuring Of Its Industrial Services Segment



             - Company Implements Cost Reductions of $3.2 Million -


    ATLANTA, Dec. 10 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE) (Germany: PES.BE) today announced a restructuring and reduction in force within its Industrial Services Segment to improve margins and increase this Segment's profitability. These changes are the culmination of five months of business and financial analysis of all aspects of the Segment by new Segment management and are necessary to prepare the Segment for future profitability and growth. This reduction in force, which was applied at all levels within the Industrial Segment, eliminated approximately 50 jobs. Additionally, the Segment has changed its strategic direction away from low-margin broker disposal services, to a more customer-direct regional sales and operations strategy. The restructuring will be completed in the fourth quarter of 2003 and will result in a charge of approximately $200,000. The Company expects the workforce reduction will result in annual savings of approximately $3.2 million. This reduction did not affect the Nuclear or Engineering Services Segments.

    Dr. Louis Centofanti, Chairman and Chief Executive Officer, said, "The decision to reduce our headcount was difficult and painful. However, this reorganization was necessary to facilitate the Industrial Segment's future growth and improved profitability. Additionally, we are striving to eliminate low-margin, high volume services and reduce our dependence on outside broker disposal services in order to focus on higher-quality, higher-margin generator direct disposal revenue."

    Dr. Centofanti also stated that, "The Company's Industrial Services facility located in Wyandotte, Michigan, recently had a fire requiring this facility to suspend its bulking activity and the reduction of six jobs which is included in the total reduction. This incident has not affected any of the other operations at this facility. The Company's insurance company has been placed on notice as a result of this incident. The bulking activity of this facility is being handled by other facilities of the Company."

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the Nuclear Services Segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies
including the Departments of Energy and Defense and nuclear utilities.   The
Industrial Services Segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.


    This press release contains certain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1996, including statements that the Company expects the workforce reduction will result in an annual savings of $3.2 million; the reduction in force is to improve margins and to increase this Segment's profitability and was necessary for the Industrial Segment's future growth and improved profitability; and striving to eliminate low-margin, high-volume services and focus on higher-quality, higher-margin generator direct disposal revenue. Investors are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materiality from those in the forward-looking statements due to numerous factors, including, but not limited to, general economic conditions, future environmental regulatory restrictions, requirements or orders, loss of significant customer or customers and reduction in the market for the Company's industrial services.


    Please visit us on the World Wide Web at http://www.perma-fix.com.



SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             12/10/2003
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-404-847-9990; or David Waldman, dwaldman@lhai.com, or John Heilshorn, both of Lippert-Heilshorn & Associates, +1-212-838-3777; or Herbert Strauss, European investor relations,
+011-43-316-296-316, or herbert@eu-ir.com, for Perma-Fix Environmental
Services/
    /Web site:  http://www.perma-fix.com/
    (PESI)

CO:  Perma-Fix Environmental Services, Inc.
ST:  Georgia
IN:  ENV
SU: